Exhibit 21.1

TravelCenters of America Inc.
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Organization
TA Operating LLC	Delaware
TA Franchise Systems LLC	Delaware
Petro Franchise Systems LLC	Delaware
TA Operating Nevada LLC	Nevada
TA Operating Montana LLC	Delaware
TravelCentres Canada Corporation	Ontario, Canada
TravelCentres Canada, Inc.	Ontario, Canada
TravelCentres Canada Limited Partnership	Ontario, Canada
TA HQ LLC	Maryland
TA Ventures LLC	Maryland
TA Ventures 2 LLC	Delaware
TAI 1 LLC	Delaware
TA West Greenwich LLC	Maryland